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                          MANAGEMENT SERVICES AGREEMENT


            THIS MANAGEMENT SERVICES AGREEMENT (this "Agreement") is entered into as of the 2nd day of February, 1999 between BCI (USA), LLC, a Delaware limited liability company (the "Manager"), and Bresnan Communications Company Limited Partnership, a Michigan limited partnership (the "Partnership"). All capitalized terms used herein have those meanings ascribed to them in the Partnership Agreement (as defined below). All section references used herein relate to those sections of the Partnership Agreement (as defined below).

                                    RECITALS




            WHEREAS, the Partnership wishes to engage Manager to provide management services to the Partnership, upon the terms and conditions set forth herein and the Partnership desires to retain the Manager, upon the terms and conditions set forth herein.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the Manager and the Partnership agree as follows.

         1. Retention of Manager. Subject to the terms and conditions hereinafter set forth, the Partnership hereby retains the Manager, and the Manager hereby accepts such retention, as the manager of the Partnership, with full power and authority during the term of this Agreement to carry out all responsibilities of the Manager under this Agreement.


         2. Management Generally. Except as otherwise provided in the Bresnan Communications Company Limited Partnership Amended and Restated Limited Partnership Agreement, dated as of February 2, 1999 (the "Partnership Agreement"), the business of the Partnership will be conducted and managed exclusively by the Manager. The Manager will devote such time, effort and skill to the business and affairs of the Partnership and its management as may be reasonable and necessary or appropriate to carry out the business of the Partnership. Except as limited by the Partnership Agreement, the Manager will have the rights, powers, duties and obligations

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and be subject to all the restrictions and liabilities of a partner in a partnership without limited partners.

         3. Specific Authority of the Manager. Except as otherwise provided in
Section 4.7(b) of the Partnership Agreement or any other provision of the Partnership Agreement, the Manager will have full power and authority to do all things and to perform all acts, consistent with the approved five-year plan and Annual Budget of the Partnership, that it reasonably deems necessary, advisable or incidental to the conduct of the business and affairs of the Partnership, without the consent of any Limited Partner, including full power and authority to take the following actions:

         (a) Enter into contracts in the ordinary course of the Partnership's business and perform the obligations of the Partnership undertaken in such contracts, including any contract entered into with the Manager or a Limited Partner pursuant to Section 6.4 of the Partnership Agreement;

         (b) Make all decisions with respect to the operation of the assets of the Partnership;

         (c) Employ such agents, consultants, advisers, attorneys, accountants and other personnel as may be necessary or appropriate for the business of the Partnership on such terms and conditions as the Manager determines reasonable;

         (d) Open, maintain and close bank accounts and draw checks and other orders for the payment of money;

         (e) Collect accounts receivable, income and other payments due to the Partnership;

         (f) Keep the books and records of the Partnership and hire independent certified public accountants;

         (g) Pay accounts payable and other expenses of the Partnership;

         (h) Transfer, hypothecate, compromise or release any Partnership claim against unrelated third parties;

         (i) Administer the financial affairs of the Partnership, make tax and accounting elections, including an election or elections under section 754 of the Code


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(which election will be made upon the request of any Limited Partner), file all required tax returns relating to the Partnership, pay the liabilities of the Partnership and distribute the profits of the Partnership to the Partners;

         (j) Borrow money and make, issue, accept, endorse and execute promissory notes, drafts, bills of exchange, guarantees, and other instruments and evidences of indebtedness in the name of the Partnership, including in connection with and as part of purchasing assets and securities for the Partnership, and mortgage, pledge, assign or grant security interests in all or any part of the assets then owned or subsequently acquired by the Partnership;

         (k) Cause the Partnership to purchase and maintain any insurance, in amounts and on terms customary in the industry, covering the potential liabilities of the Partnership, the Manager and its partners, officers, directors, employees and agents of the partners of the Manager, as well as the potential liabilities of any person serving at the request of the Partnership as a director, officer, employee, agent, partner, member, consultant or adviser of any corporation or other entity in which the Partnership has an investment;

         (l) Commence or defend litigation that pertains to the Partnership or any assets of the Partnership and investigate potential claims;

         (m) Execute and file fictitious business name statements and similar documents;

         (n) Dissolve the Partnership pursuant to Section 7.2(g) of the Partnership Agreement;

         (o) Cause the Partnership to be qualified, formed, or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Partnership owns property or engages in activities if such qualification, formation or registration is necessary to permit the Partnership lawfully to own property and engage in the Partnership's business or transact business, and execute, file and publish all such certificates, notices, statements or other instruments necessary to permit the Partnership to engage in the Partnership's business as a limited partnership in all jurisdictions where the Partnership elects to engage in or do business; and

         (p) Execute and deliver all documents and instruments necessary or advisable to carry out the foregoing.


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         4. Compensation. As set forth in the Partnership Agreement (but without duplication of amounts payable pursuant to Section 3.2(d) of the Partnership Agreement), the Manager will receive an annual management fee, payable in quarterly installments in advance on the first Business Day of each calendar quarter, commencing on the date hereof (and pro rated for any payment period that is not a full calendar quarter), equal to 3% of the Partnership's budgeted consolidated gross operating revenues for such year (or partial year) with respect to the Base Subscribers (pro rated with respect to any Base Subscribers attributable to cable systems acquired or budgeted to be acquired other than at the beginning of a calculation period for the management fee). Promptly after information is available as to the amount of the Partnership's actual consolidated gross operating revenues (the "True-Up Revenue Amount") for the period ending on the month end nearest to the third anniversary of the date of this Agreement (i) if the amount of management fees paid pursuant to the preceding sentence for such three-year period (the "Three-Year Fee Payment") exceeds 3% of the True-Up Revenue Amount for such period, the Manager will pay the Partnership the excess (as reimbursement of excess fees and not as a Capital Contribution), and (ii) if 3% of the True-Up Revenue Amount for such three-year period exceeds the Three-Year Fee Payment, the Partnership will pay the Manager the excess. Thereafter, a similar true up will be done annually promptly after the True-Up Revenue Amount for the prior year is determined. The management fee will be increased by such budgeted amount as agreed to by the Manager and 66-2/3% in interest of the Limited Partners to reflect the expected incremental costs and expenses (for the items for which the Manager is responsible as set forth in Section 5 below) associated with operating and managing additional subscribers beyond the Base Subscribers.

         5. Expenses. As set forth in Section 3.2(e) of the Partnership Agreement, the Manger will bear the costs of all services provided by it and its or its Affiliates' personnel to the Partnership in fulfilling the Manager's duties and obligations to the Partnership pursuant to this Agreement, including its duties and obligations pursuant to Section 4.2 of the Partnership Agreement, which costs and expenses will be limited to all salaries and other expenses (including bonuses and other compensation, and health, welfare, retirement, insurance and other benefits) and overhead expenses (including rent, travel, entertainment, and direct out-of-pocket costs) of its corporate office management, including in-house counsel, development, internal accounting management, finance management and human resources management personnel who devote all or a portion of their time to the business and affairs of the Partnership. The Manager will not bear any other costs of its White Plains, New York corporate office.

         6. Termination. This Agreement shall automatically terminate, without any further action of the parties, in the event the Manager is no longer the general partner of the Partnership.

         7. Waiver. The waiver by the Partnership or the Manager of any breach of any term, covenant or condition contained in this Agreement shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition


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contained herein. No covenant, term or condition of this Agreement shall be deemed to have been waived by the Partnership or the Manager, unless such waiver is in writing and is signed by the party against whom such waiver is asserted; provided if such waiver is given by the Partnership, it shall require the approval of all the Limited Partners.

         8. Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Partnership and the Manager and the unanimous consent of the Limited Partners.

         9. Governing Law. The validity, performance and enforcement of this Agreement will be governed by the laws of the State of Michigan.

         10. Invalidity of Provision. Any term or provision of this Agreement that is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable any other provisions of this Agreement.

         11. Notices. All notices, requests, claims, demands, applications, services of process and other communications that are required to be or may be given under this Agreement will be in writing and will be deemed to have been duly given if sent by telecopy or facsimile transmission, answer back requested, or delivered by courier or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

             (A) If to the Partnership, to it at:

                 c/o Bresnan Communications, Inc.
                 709 Westchester Avenue
                 New York, New York  10604
                 Attention:  Jeffrey DeMond
                 Copy to: Robert V. Bresnan


             (B) If to the Manager, to it at:

                 c/o Bresnan Communications, Inc.
                 709 Westchester Avenue
                 New York, New York  10604
                 Attention:  Jeffrey DeMond
                 Copy to: Robert V. Bresnan


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         With a copy of any such notice to the Partnership or the Manager also being sent to:

                      Paul, Hastings, Janofsky & Walker LLP
                      399 Park Avenue, 30th Floor
                      New York, New York  10022
                      Attention: Barry A. Brooks, Esq.

or to such other address as any party will have furnished to the other by notice given in accordance with this Section. Such notice will be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, or (ii) if sent be telecopy or facsimile transmission, when confirmation is received, or (iii) if mailed, upon the date of delivery shown by the return receipt therefor (rejection or other refusal to accept or inability to deliver because of a change of address of which no notice was given will be deemed to be receipt of notice).


         12. Headings; Execution in Counterparts. The headings and captions contained herein are for convenience and shall not control or affect the meaning or construction of any provision hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.



         13. Assignment. This Agreement may not be assigned by any party without the written consent of the Partnership, all of the Limited Partners and the Manager.



         14. Entire Agreement. This Agreement and the Partnership Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.



         15. Interpretation. The word "include" and all derivations of that word are used in this Agreement in an illustrative sense, rather than a limiting sense.


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         IN WITNESS WHEREOF, the Partnership and the Manager have executed this
Agreement as of the date first above written.


                                  BRESNAN COMMUNICATIONS COMPANY
                                    LIMITED PARTNERSHIP

                                  By: BCI (USA), LLC, general partner

                                  By: Bresnan Communications, Inc., general
                                      partner


                                  By: /s/ Jeffrey DeMond
                                      -------------------------------------


                                  BCI (USA), LLC

                                  By: Bresnan Communications, Inc., general
                                      partner


                                  By: /s/ Jeffrey DeMond
                                      -------------------------------------


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